EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Australia Acquisition Corp.

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3. to the Registration Statement on Form F-1 and to the incorporation of our report dated August 5, 2010 (except for Note 8 dated October 13, 2010) on our audit of the balance sheet of Australia Acquisition Corp. as of July 31, 2010, and the related statements of operations, stockholders’ equity and cash flows for the period from July 29, 2010 (Inception) to July 31, 2010.

/s/ Rosen Seymour Shapss Martin & Company llp
Rosen Seymour Shapss Martin & Company llp

November 10, 2010